Exhibit 5

September 1, 2004

Wynn Resorts, Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Ladies and Gentlemen:

We have acted as special Nevada counsel to Wynn Resorts, Limited, a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering the registration of 1,333,333 shares of the Company’s common stock, par value $0.01 per share (the “Securities”) to be issued as described in those certain Exchange Agreements, one dated as of August 28, 2004 and the balance dated as of September 1, 2004, by and between the Company, Wynn Resorts International, Limited, an Isle of Man corporation, and the parties named therein (the “Exchange Agreements”).

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Securities by the Company to Wynn Group Asia, Inc., a Nevada corporation, as referenced in the Exchange Agreements. For purposes of this opinion, we have assumed all proceedings will be timely completed in the manner presently proposed, that the Securities will be issued in accordance with the terms of the Exchange Agreements, and that the terms of such issuance will be otherwise in compliance with applicable laws.

We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as such documents, agreements, instruments and corporate records, as we have deemed necessary or appropriate for the purposes of this opinion. We have also obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of this rendering this opinion.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) the obligations of each party set forth in the Exchange Agreements are its valid and binding obligations, enforceable in accordance with their respective terms; (ii) each document we reviewed has been duly executed and delivered by the parties thereto other than the Company to the extent due execution and delivery are prerequisites to the effectiveness thereof; (iii) each natural person executing a document has sufficient legal capacity to do so and to enter into and perform the transactions contemplated thereby; (iv) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (v) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada as in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction or, in the case of Nevada, any other laws, including any matters of municipal law or the laws of any local agencies within any state. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal law, including any federal securities law, or any state securities or “blue sky” laws.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Securities have been duly authorized and, when and to the extent issued as described in the Exchange Agreements, will be validly issued, fully paid and non-assessable.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.” We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Securities. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours,

SCHRECK BRIGNONE